SEARCHLIGHT MINERALS CORP.

 BINDING SECURED CONVERTIBLE NOTE Term Sheet

AUGUST 19, 2013

The provisions of this binding term sheet (this “Term Sheet”) are entered into for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and are intended to be legally binding. Such terms will be elaborated in more detail in subsequent documentation, but this Term Sheet itself embodies the intent of the parties hereto. Accordingly, the parties hereto agree to the following terms:

Issuer:	Searchlight Minerals Corp., a Nevada corporation (the “Company”).
Notes:	Secured convertible notes (the “Notes”).
Purchasers:	Luxor Capital Partners, LP (or one or more of its affiliates) (the “Luxor Purchasers”).
Principal Amount: Luxor Purchasers:	Up to $5.0 million in total. $2.6 million from Luxor Purchasers.
Additional Purchasers; Marketing Period; Maximum Deal Size:	The Company shall have until 5:00 EST on September 2, 2013 (the “Marketing Period”) to seek additional purchasers (“Additional Purchasers” for an incremental $2.4 million principal amount of Notes (i.e., maximum of $5 million of Notes, in the aggregate (the “Notes Cap”)). The Additional Purchasers together with the Luxor Purchasers shall be defined as “Purchasers.” The Company may sign binding letters of intent (“New LOIs”) with Additional Purchasers only within the Marketing Period. Upon expiration of the Marketing Period, the Company shall no longer be entitled to market the Notes and the transaction will be limited to the Luxor Purchasers and any Additional Purchasers signing New LOIs within the Marketing Period subject to the Notes Cap.
Most Favored Nation:	The Luxor Purchasers will receive a “most favored nation” right, providing them with the ability to elect the benefit of any different terms provided to Additional Purchasers.
Collateral:	The Purchasers shall have a lien on all assets of the Company and shall share pari passu in the collateral. Any decisions regarding enforcement of the collateral shall be made by the majority-in-interest of the Notes held by the Purchasers.

Interest:	Interest will accrue at a rate of 7% per annum, which will be paid in cash semi-annually.
Default Interest:	Following and during the continuance of an event of default, the Notes will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2% per annum.
Conversion Feature:	The Notes shall be convertible into common stock of the Company (the “Common Stock”) at $0.40 per share of Common Stock.
Change of Control:	In the event of a change of control of the Company, the Purchasers shall be entitled to require the Company to redeem their Notes for 120% of the outstanding principal amount of Notes plus accrued and unpaid interest.
Maturity:	5 years from the date of issuance (the “Issuance Date”) of the Notes.
Anti-Dilution Protection:	The Notes will be provided with standard anti-dilution provisions dealing with, inter alia, splits, dividends, restructurings and consolidations.
Early Redemption at Option of Purchaser:	Putable by each Purchaser at their option on the second anniversary of the Issuance Date and every 6 months thereafter at par plus accrued and unpaid interest.
Additional Notes:	The Purchasers shall have the right to purchase pro rata up to $750,000 of additional separate notes (of which the Luxor Purchasers shall be able to purchase up to $390,000 of separate notes), on or before the first anniversary of the Issuance Date (the “Additional Notes”). The Additional Notes shall bear identical terms as the Notes.
Shareholder Rights Plan:	The Company shall waive any limitation required to allow the Luxor Purchasers to acquire the Notes and Additional Notes.
Defeasance:	The Company shall have the right to release liens with full defeasance of principal and accrued and unpaid interest (including all future interest payments at a rate of 4% per annum as described below) at any time (the “Defeasance”). Upon Defeasance, interest will accrue at 4% per annum, which will be paid in cash semi-annually.

Additional Company Indebtedness:

The Company shall not incur any (a) additional secured indebtedness, or (b) indebtedness of any kind (unsecured or secured) with a maturity of less than 5 years from the Issuance Date, in each case without the written consent of the majority-in-interest of the Notes held by the Purchasers, except for purposes of Defeasance or trade payables in the ordinary course of business.

These restrictions shall terminate on the Defeasance.

Documentation; Collateral Agent:	The Company and the Luxor Purchasers shall be bound by the terms described in this Term Sheet, subject to the execution of mutually acceptable definitive documentation containing the terms hereof, together with addition standard terms and conditions, including representations and warranties, affirmative and negative covenants (including those set forth in “Additional Company Indebtedness”) and events of default customarily included in agreements for similar financings. On and after the expiration of the Marketing Period, the Company and the Purchasers will use their good faith best efforts to negotiate, finalize, execute and deliver the definitive documents. The Company shall be responsible for preparing the definitive documents. The Company and the Luxor Purchasers shall mutually agree on the appointment of a collateral agent.
Transferability:	The Notes (and not the Additional Notes) shall be freely assignable, in whole or in part, subject only to compliance with applicable law.
Confidentiality:	The terms herein are confidential and shall not be disclosed except as otherwise agreed in advance in writing by each of the parties hereto.
Counterparts:	This Term Sheet may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Term Sheet and all of which, when taken together, will be deemed to constitute one and the same agreement. Facsimile or PDF copies shall be deemed originals.

Fees and Expenses	The Company shall reimburse the Luxor Purchasers only for all reasonable out of pockets fees and expenses incurred in relation to the transactions contemplated by this Term Sheet.
Governing Law:	New York.

[Signature Page Follows]

The parties hereto agree to the terms and conditions set forth in this Term Sheet and agree to be bound, all as of the date first set forth above:

SEARCHLIGHT MINERALS CORP. By: /s/ Martin Oring Name: Martin Oring Title: CEO

LUXOR CAPITAL PARTNERS, L.P. By: /s/ Michael Conboy Name: Michael Conboy Title: Director of Research

Signature Page to Term Sheet